Exhibit 99.1

China Carbon Graphite Group Releases Third Quarter 2011 Results

NEW YORK, November 15, 2011 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB: CHGI.OB - News) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced its financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights:

•
For the three months ended September 30, 2011, revenue increased 36%, from $10.0 million in Q3 2010 to $13.6 million in Q3 2011; for the nine months ended September 30, 2011, compared to the same period last year, revenue increased 106%, from $18.1 million to $37.2 million

•
For the three months ended September 30, 2011 gross profit rose 25%, from $2.5 million in Q3 2010 to $3.1 million in Q3 2011; for the nine months ended September 30, 2011, compared to the same period last year, gross profit rose 124%, from $3.7 million to $8.3 million

•	Finished construction of 30,000 ton facilities that will specialize in the production of China Carbon higher margin fine grain and high purity graphite products

Summarized Third Quarter 2011 Results:

	Q3 2011	Q3 2010	CHANGE
Revenue	$13.6 million	$10.0 million	+36%
EBIDTA*	$2.1 million	$2.7 million	-
Gross profit	$3.1 million	$2.5 million	+25%
Net Income	$0.7 million	$1.9 million	-
Adjusted Net Income*	$1.0 million	$2.0 million**	-
EPS (Diluted)***	$0.03	$0.09	-
Adjusted EPS*	$0.05	$0.09	-
* Please see the accompanying Non-GAAP EBITDA and Adjusted Net measurements below the “Business Outlook Section.”
** Includes $556,038 of other income in the third quarter of 2010.
*** Earnings per diluted share of $0.03 on 22.7 million shares. For the third quarter of 2010, China Carbon reported fully diluted earnings per share of $0.09 on 21.4 million shares.

“We were very glad to see sustained growth in our core businesses, fine grain and high purity graphite products, this past quarter,” commented Donghai Yu, China Carbon’s CEO. “During this time, we continued concentrating on the development of our fine grain and high purity graphite products business segments since these products are currently providing higher margins than our other business segment, graphite electrodes, and we were pleased to see the benefits of maintaining such a strategy. When comparing the third quarter of 2010 to the third quarter of 2011, our net sales of high purity graphite products rose from $2.2 million to $5.7 million, and our net sales of fine grain graphite products increased from $4.9 million to $5.8 million.

Mr. Yu continued, “Even though the increased interest expenses decreased our net profits in the three months ended September 30, 2011, we saw an increase in our net profit margins on a nine month basis and also when comparing our EBITDA from the third quarter of this year to the same period last year, we managed to keep this figure nearly in line with rising input costs and increased capital expenditures related to the construction of our new facility. With the launch of our new 30,000 ton facility, which includes a baking and dipping plant that will both specialize in the manufacturing of our higher margin products made from fine grain and high purity graphite, we expect that we will see significant improvement in our financial results in 2012. As the demand for graphite continues to rise, raw material prices are increasing as well, but we are confident that we are in a better position to thrive in this climate due to our production capacity expansion and ability to produce higher margin fine grain and high purity graphite products.”

2011 Third Quarter Financial Results

Revenue

In the third quarter of 2011, China Carbon had sales of $13.6 million compared to sales of $10.0 million in the third quarter of 2010, an increase of $3.6 million or 36 percent. The Company’s revenue was generated mainly from sales of graphite electrodes, fine grain graphite, high purity graphite, and semi-processed graphite products. The increase in sales was mainly attributable to a significant rise in the unit selling prices of China Carbon’s products during the three months ended September 30, 2011. The average unit selling prices of the Company’s products increased 58 percent and the average unit selling price of high purity graphite products rose 169 percent in the nine months ended September 30, 2011 compared to the same period last year. The increased unit price of high purity graphite is due to a large demand for such products in the market. The increase unit prices are also related to fast growing raw material cost.

Cost of Sales & Gross Profit

In the third quarter of 2011, China Carbon’s cost of sales was $10.5 million as compared to $7.5 million during the third quarter of 2010, an increase of $3.0 million or 40 percent. The rise in cost of sales was directly associated with higher raw material cost. China Carbon’s gross profit rose from $2.5 million in the third quarter of 2010 to $3.1 million in the third quarter of 2011. The Company’s gross margin decreased from 24.8 percent for the three months ended September 30, 2010 to 22.6 percent for the three months ended September 30, 2011. The decreased margin is a reflection of increased raw material cost.

EBITDA

China Carbon’s EBITDA in the third quarter of 2011 was $2.1 million compared to $2.7 million in the third quarter of 2010, representing a decrease of $0.6 million. EBITDA includes added interest expense, as well as depreciation and amortization, which all together totaled $1.4 million.

Net Income

As a result of the factors described above, in the third quarter of 2011, China Carbon’s net income was $0.7 million as compared to $1.9 million in the third quarter of 2010, a decrease of $1.2 million.

Liquidity & Capital Resources

As of September 30, 2011, China Carbon’s had cash and cash equivalents, not including restricted cash, of $1.1 million as compared to $0.3 million on December 31, 2010. The Company’s cash position increased due to positive cash flow from operations as well as additional borrowing from banks.

Recent Updates

China Carbon has already completed installations at its new facility in addition to testing at the baking plant. The baking plant started operations in August and testing at the dipping plant will be finished soon with operations beginning shortly thereafter, according to the Company’s management team. Once the facility is fully operating, China Carbon anticipates that it will have an annual production capacity of 30,000 tons, which would double the Company’s current annual production capacity. With its expansion efforts, China Carbon looks to better position itself to meet the growing demand the Company is seeing for its higher margin products.

Business Outlook

“Through our ongoing expansion efforts, we are seeking to further leverage our leading position in China’s graphite market and improve our profitability significantly,” remarked Mr. Yu. “Recently demand of our higher margin graphite products have been exceeding our production capacity, so we intend to have our new facility specialize in the manufacturing of such products. Accordingly, we project that our revenues and profits will rise with increased sales of our higher margin products since many of these products, like large-size graphite electrodes, are applicable to and experiencing rising demand from some of China’s fastest developing industries, including aerospace, defense, automotive and clean tech. Our ability to manufacture higher margin products is one of our key competitive advantages and with the doubling of our production capacity and by continuing our product development, we are confident that we will improve our financial results in future quarters.”

“Currently we are seeking out potential natural graphite mines and solar graphite manufacturer acquisitions and or joint venture projects, and I want to emphasize to our investors that this will take time as these negotiations are very complicated and costly, and we must approach every potential acquisition and or joint venture carefully,” added Mr. Yu. “We anticipate further improvement in our cash flow once our new facility is up and running that along with our solid relationships with Chinese banks, like China Construction Bank, leads us to expect that we will be able to finance our acquisitions and or joint venture with our cash flow and bank financing. In addition, we may also seek out off-take agreements with other suppliers in an effort to secure favorable graphite pricing amidst the rising prices of graphite.”

Non-GAAP Financial Measures

	Quarter Ended September 30
	2011	2010
Net income	$668,134	$1,917,168
Interest expense	$957,433	$308,490
Adjusted Net	$1,024,976	$2,000,639

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction which the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Investor Contact:
Mr. Kevin Fickle, President
NUWA Group, LLC.
Tel: +1-925-330-8315
Email: kevin@nuwagroup.com

Company Contact:
Mr. Donghai Yu
China Carbon Graphite Group, Inc.
Tel: +1-626-589-6525
Email: ir@chinacarboninc.com

China Carbon Graphite Group, Inc.and subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
ASSETS
	(Unaudited)
Current Assets
Cash and cash equivalents	$1,051,238	$296,312
Restricted cash	14,617,100	-
Accounts receivable, net of allowance of $2,585,156	12,011,759	6,222,112
Notes receivable	486,560	460,856
Advance to suppliers	12,417,346	10,198,602
Inventories	34,036,911	26,432,217
Prepaid expenses	808,819	573,094
Other receivables	2,454,325	335,986
Total current assets	77,884,058	44,519,179

Property And Equipment, Net	23,728,121	24,127,189

Construction In Progress	17,812,013	10,265,888

Land Use Rights, Net	10,669,555	10,496,930
Total Assets	$130,093,747	$89,409,186

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,901,435	$5,452,743
Advance from customers	4,168,361	1,060,147
Short term bank loans	45,228,500	33,298,150
Long term bank loan - current portion	-	-
Notes payable	19,953,750	-
Taxes payable		-
Other payables	3,855,557	2,584,589
Dividends payable	21,654	32,996
Total current liabilities	76,129,257	42,428,625

Amount Due To A Related Party	6,243,371	4,744,634
Long term bank loan	-	-

Warrant Liabilities	4,914	73,121
Total Liabilities	82,377,542	47,246,380

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, none issued and outstanding
at September 30, 2011 and December 31, 2010	-	-
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 442,010 and
1,225,000 shares at September 30, 2011 and December 31, 2010, respectively.	442	1,225
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 22,805,508 and 20,520,161 shares at
September 30, 2011 and December 31, 2010, respectively	22,805	20,521
Deferred consulting fee	-	(57,500)
Subscription receivable	-	-
Additional paid-in capital	17,461,111	15,158,291
Accumulated other comprehensive income	7,674,162	6,344,414
Retained earnings	22,557,685	20,695,855
Total stockholders' equity	47,716,205	42,162,806
Total Liabilities and Stockholders' Equity	$130,093,747	$89,409,186

China Carbon Graphite Group, Inc and subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Sales	$13,591,978	$9,979,707	$37,200,337	$18,074,914

Cost of Goods Sold	10,515,933	7,505,623	28,855,956	14,348,021
Gross Profit	3,076,045	2,474,084	8,344,381	3,726,893
Operating Expenses
Selling expenses	51,223	48,978	158,398	95,675
General and administrative	1,316,048	706,235	3,919,776	2,097,959
Depreciation and amortization	97,832	74,365	191,586	112,592
	1,465,103	829,578	4,269,760	2,306,226
Operating Income Before Other Income (Expense)
and Income Tax Expense	1,610,942	1,644,506	4,074,621	1,420,667

Other Income (Expense)
Interest expense	(957,434)	(308,489)	(2,364,238)	(782,760)
Interest income	-	-	-	-
Other expense	-
Other income, net	14,118	556,022	89,902	553,097
Change in fair value of warrants	508	25,129	83,200	588,147
	(942,808)	272,662	(2,191,136)	358,484

Income Before Income Tax Expense	668,134	1,917,168	1,883,484	1,779,151
Income Tax Expense	-	-	-	-
Net Income	$668,134	$1,917,168	$1,883,485	$1,779,151

Deemed Preferred Stock Dividend	-	-	-	(132,778)

Dividend Distribution	(13,525)	(16,605)	(21,654)	(68,038)
Net Income Available To Common Shareholders	$654,609	$1,900,563	$1,861,831	$1,578,335
Other Comprehensive Income
Foreign currency translation gain	508,300	742,712	1,329,748	789,276
Total Comprehensive Income	$1,176,434	$2,659,880	$3,213,233	$2,568,427

Share Data

Basic earnings per share	$0.03	$0.09	$0.08	$0.08

Diluted earnings per share	$0.03	$0.09	$0.08	$0.08

Weighted average common shares outstanding,
basic	22,307,980	20,160,161	22,231,842	19,577,342

Weighted average common shares outstanding,
diluted	22,749,990	21,435,161	22,766,260	20,852,342

China Carbon Graphite Group, Inc and subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities
Net Income	$1,883,485	$1,779,151
Adjustments to reconcile net cash provided by (used in)
operating activities
Depreciation and amortization	1,328,990	1,308,000
Bad debt expenses	-	-
Stock compensation	980,800	493,300
Change in fair value of warrants	(83,200)	(588,147)
Convertible prefered stock value change	-	169,167
Change in operating assets and liabilities
Accounts receivable	(5,507,003)	(4,870,117)
Notes receivable	(10,951)	(285,763)
Other receivable	(2,075,385)	750,697
Advance to suppliers	(1,866,969)	(15,686,872)
Inventories	(6,664,546)	(4,729,792)
Prepaid expenses	231,613	(44,504)
Accounts payable and accrued liabilities	(2,682,072)	1,633,720
Amount due to a related party	1,327,928	3,066,461
Notes payable	19,647,750	7,355,000
Advance from customers	3,027,518	3,301,106
Taxes payable
Dividends payable	-	16,604
Other payables	1,521,693	28,732
Net cash provided by (used in) operating activities	11,059,651	(6,303,257)

Cash flows from investing activities
Acquisition of property and equipment	(27,265)	(2,942)
Acquisition of land use rights	-	(5,164,713)
Construction in progress	(7,110,556)	(3,707,297)
Net cash used in investing activities	(7,137,821)	(8,874,952)

Cash flows from financing activities
Proceeds from issuing common stock	160,000	166,400
Proceeds from issuing series B preferred stock	-	338,850
Proceeds from warrants exercise	371,714	-
Dividends paid for series B preferred stock	(32,996)	-
Increase of restricted cash	(14,392,940)	-
Proceeds from short-term bank loans	44,534,900	22,072,355
Reayment of short-term bank loans	(33,824,950)	(1,618,100)
Proceeds from notes payable	-	-
Repayment of long term bank loans	-	-
Net cash (used in) provided by financing activities	(3,184,272)	20,959,505

Effect of exchange rate fluctuation	17,369	601,585

Net increase in cash	754,927	6,382,881

Cash and cash equivalents at beginning of period	296,311	2,709,127

Cash and cash equivalents at end of period	$1,051,238	$9,092,008

Supplemental disclosure of cash flow information

Interest paid	$2,364,238	$782,760
Income taxes paid	$-	$-

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$-	$(132,778)

Reclassfication of warrant liability with equity	$14,993	$169,167

Issuance of common stock for consulting fee	$1,787,600	$493,300

Deferred consulting fee reflected in paid-in capital	$-	$166,100